Exhibit 10.9
[SuccessFactors logo]
June 28, 2004
David Yarnold
Dear Dave,
On behalf of SuccessFactors, Inc. (the “Company”), I am extremely excited to offer you employment with the Company on the terms set forth below.
1. Position. Your position will be VP of Sales, North America. You will report directly to Lars Dalgaard, CEO & President. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2. Compensation. Your On Target Earnings will be $340,000, with a $200,000 base, and a $140,000 commission element, which will entirely be based on hitting agreed upon sales numbers and other key variables around sales growth. Details of which will be discussed as we co-create the final plan for 2004, and 2005. You will receive details of this plan upon our discussion of the plan, and soon after your arrival. Regarding commission for the first two full quarters worked (Q3, and Q4), or a pro-rata share thereof, depending on start date, a minimum of $25K per quarter will be paid out on the 15 of the first month of the next quarter (Oct 15 2004, and January 15, 2005). For Q1, 2005 the commission piece of the package will be entirely based on sales growth numbers, as agreed to in the planning we will engage in upon your arrival.
3. Stock Options. We will recommend to the Board of Directors of the Company that you be granted an incentive stock option entitling you to purchase up to 575,000 (Five Hundred Seventy Five Thousand) shares of Common Stock of the Company at the then current fair market value price as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company’s Stock Option Plan and form of Stock Option Agreement there under, including vesting requirements.
4. Change of Control Benefits. Notwithstanding the foregoing, in the event your employment is terminated (a) by the Company or by a successor entity for any reason other than Cause, or (b) by you for Good Reason, following a Change of Control, and you have performed the duties requested by the new team for a proper-hand-over, after
•	one (1) year of employment, you will have earned 1 year of accelerated vesting in addition to your, at that time normally vested shares
•	two (2) years of employment, you will have earned 2 year of accelerated vesting in addition to your, at that time normally vested shares

/s/ DY

•	and you shall also be entitled to a severance payment equal to 6 months of your then in effect On Target Earning (that the Termination Date shall not have occurred prior to such transaction), and additionally 1 month for each year employed after the second year.
As used herein: (i) “Cause” means, upon the good faith determination by the Company’s Board of Directors: (i) commission of acts which cause or have the potential to cause conviction for any crime which constitutes a felony; (ii) commission of any act of fraud or misappropriation of funds of the Company, whether prior to or subsequent to the date of your employment; (iii) acts of willful or gross misconduct; (iv) gross negligence of your duties and responsibilities to the Company; (v) insubordination or failure to follow the reasonable policies or directions of the Board of Directors of the Company; (vi) breach of any terms of your agreements with the Company; (ii) “Change of Control” means (a) any merger, reorganization, consolidation or combination by the Company with or into a third party in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger (excluding any merger effected exclusively for the purpose of changing the domicile of this Company, or any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof); or (b) a sale or other disposition of all or substantially all of the assets of this Company; (iii) “Good Reason” means (a) a substantial reduction of your rate of compensation; (b) material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new duties are substantially reduced from the prior duties, or (c) relocation of your principal place of employment to a place greater than 75 miles from your then current principal place of employment. References to the Company in the previous sentence shall also be deemed to include its acquirors or successors.
5. Benefits. You will also be entitled to receive the standard employee benefits made available by the Company to its employees of your same level to the full extent of your eligibility. During your employment, you shall be permitted, to the extent eligible, to participate in the SuccessFactors 401K, medical, dental and life insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. You will be given 15 days of paid personal time off per year, in addition to 8 paid holidays and 2 floating holidays.
6. Confidental Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.
7. Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, performance based bonuses, or stock option allocations to any person, including other employees of the Company, provided, however, that

/s/ DY

you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this written offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
9. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to the company along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
This offer expires at noon, June 29, 2004. In addition, this offer will be contingent on the results of additional reference and/or background checks.

Very truly yours, SUCCESSFACTORS, INC.
By:	/s/ Lars Dalgaard
Lars Dalgaard, Chief Executive Officer

ACCEPTED AND AGREED:
By:	/s/ David Yarnold
	David Yarnold	Dated: June 29, 2004
Anticipated Start Date: July 19, 2004

/s/ DY

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